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Suzie Singer, Corporate Communications	812.376.1917

Elena Delgado To Retire As President of Irwin Home Equity

Columbus, IN, October 25, 2005 - Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on mortgage banking, small business banking and home equity lending, today announced that after 11 years of service to Irwin Home Equity (IHE) as its President, Elena Delgado will retire effective December 29, 2005.

Jocelyn Martin-Leano, currently Executive Vice-President of Operations, will assume the position of Interim President of IHE until a thorough search is concluded for a new President. Ms. Martin-Leano, who has extensive experience in financial services companies, has played a significant role in IHE's success since joining the Company nine years ago.

"Elena Delgado was instrumental in the creation of Irwin Home Equity from the very beginning," said Will Miller, Chairman and CEO of Irwin Financial. "She has seen it through the first eleven years of its life and successfully established it as an important line of business within the Irwin Financial family. We wish her well in her retirement. We are fortunate to have someone as capable and experienced as Jocelyn Martin-Leano already on the team to step into Elena's shoes as Interim President, enabling the company not to miss a beat."

Ms. Delgado was first engaged by Irwin Financial Corporation in March of 1994 to develop a plan for entry into the home equity business. Irwin Home Equity was formed in September 1994 and Ms. Delgado has served as President since that time. During her tenure as President, she grew IHE to over 600 employees and $3.3 billion in assets under management. Under Ms. Delgado's leadership, IHE was instrumental in building high loan-to-value home equity lending and securitization of second mortgage loans in the asset-backed markets.

Following her retirement from employment at IHE, Ms. Delgado will serve as a consultant advising on the long-term strategic direction for the company; the details of the agreement are under discussion.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business - Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation and Irwin Commercial Finance - provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.